Exhibit 10.13.1
Amendment #1 to
The GMAC Management LLC Class C Membership Interests Plan
February 13, 2008
          Pursuant to Section 16 of the GMAC Management LLC Class C Membership Interests Plan (the “Plan”), the Plan shall be amended as follows:
1. The number of Class C Membership Interests Subject to the Plan in Section 5(a) of the Plan shall be prospectively amended in its entirety as follows:
“The maximum Class C Membership Interests available to be issued by the Company under the Plan is 8,330. Of these Membership Interests, 1,360 shall be reserved for Awards granted under the Plan as series C-2A Membership Interests. The remaining 6,970 Class C Membership Interests shall be reserved for Awards granted under the Plan in any series other than C-2A. ”
2. Except as amended hereby, all of the terms and conditions of the Plan are hereby ratified and confirmed, and shall remain in full force and effect.